SEVENTH SUPPLEMENTAL INDENTURE
This Seventh Supplemental Indenture (this “Supplemental Indenture”), dated as of March 31, 2016, among This Old House Ventures, LLC, This Old House Productions, LLC (together, the “Released Guarantors”), Time Inc. (the “Issuer”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 29, 2014, providing for the issuance of an unlimited aggregate principal amount of Senior Notes due 2022 (the “Notes”);
WHEREAS, the Indenture provides in Section 10.06 that all obligations of a Guarantor under the Indenture shall automatically be released in connection with any direct or indirect sale, exchange, disposition or other transfer (including by merger, consolidation otherwise) of the Capital Stock of that Guarantor, after which that Guarantor is no longer a Restricted Subsidiary of the Issuer, if such sale, exchange, disposition or other transfer is made in a manner no in violation of the applicable provisions of the Indenture;
WHEREAS, concurrently with the execution of this Supplemental Indenture, Time Publishing Ventures, Inc., an indirect wholly-owned subsidiary of the Issuer, has entered into a Securities Purchase Agreement with TOH Intermediate Holdings, LLC (the “Buyer”) under which the Buyer has agreed to acquire (the “Sale”) all of the outstanding membership interests of the Released Guarantors in accordance with the terms and conditions of the Securities Purchase Agreement;
WHEREAS, the Buyer is not, after giving effect to the Sale, a Restricted Subsidiary of the Issuer;
WHEREAS, the execution and delivery of this Supplemental Indenture has been duly and validly authorized by the Issuer, the Seller and the Released Guarantors; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)
Release of Obligations of Released Guarantors. Upon the completion of the Sale, the Obligations and liabilities of the Released Guarantors under and pursuant to the Indenture, the Notes and the Released Guarantors’ Guarantees are hereby released pursuant to Section 10.06 of the Indenture. The Issuer shall notify the Trustee in writing the date of the completion of the Sale.

(3)
FATCA. The Issuer hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Issuer shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes.  The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Issuer

(4)	Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(5)	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

(6)
Effect of Headings. The Section headings herein are for convenience of reference only, and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions.

(7)
The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Released Guarantors and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

TIME INC.
By
/s/ Lawrence Jacobs
Name: Lawrence Jacobs
Title: EVP, General Counsel & Corporate Secretary

THIS OLD HOUSE VENTURES, LLC
By
/s/ Lawrence Jacobs
Name: Lawrence Jacobs
Title: Vice President & Secretary

THIS OLD HOUSE PRODUCTIONS, LLC,
By
/s/ Lawrence Jacobs
Name: Lawrence Jacobs
Title: Vice President & Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By
/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

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